China Green Agriculture, Inc. Announces Full Exercise of Over-Allotment Option

Xi’an, China, July 24, 2009 (Xinhua-PRNewswire-Asia-FirstCall) – China Green Agriculture, Inc. (NYSE Amex Equities: CGA - News; "China Green Agriculture" or "the Company"), a leading producer and distributor of humic acid ("HA") based liquid compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., today announced that it closed the sale of an additional 525,000 shares of common stock at the public offering price of $7.15 per share, pursuant to the over-allotment option exercised in full by the underwriter of its public offering which also closed today.

The exercise of the over-allotment option brings the total number of shares sold by China Green Agriculture in the follow-on offering to 4,025,000 and the aggregate net proceeds received by China Green Agriculture to approximately $27.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

The Company intends to use all of the net proceeds to expand its existing research and development through the construction of new green-house facilities. The Company estimates that these new facilities will require an aggregate investment of approximately $38.6 million over the course of two years. The Company anticipates using existing cash reserves, operating profits and bank loans to provide the difference between the total required investment of the new green-house facilities and the net proceeds from this offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company and there shall not be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Securities Act of 1933, as amended. Copies of the prospectus and prospectus supplement may be obtained from Roth Capital Partners, LLC, Attention: Equity Capital Markets, 24 Corporate Plaza Drive, Newport Beach, CA 92660, by telephone at (949) 720-7194, or via email at rothecm@roth.com.

About China Green Agriculture, Inc.

China Green Agriculture, Inc. produces and distributes humic acid ("HA") based liquid compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., ("TechTeam"). TechTeam produces and sells approximately 15,000 metric tons of over 100 different kinds of fertilizer products per year. All of TechTeam's fertilizer products are trademarked by the PRC government as Green Production Material and suitable for growing "green" foods, as stated by the China Green Food Development Center. TechTeam's fertilizers are highly concentrated liquids which require an application of approximately 120 ml per mu per application. Its average end user has approximately four mu of land (one mu = .165 acres).

China Green Agriculture currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 27 provinces in the PRC. The leading five provinces by revenue for the three months ended March 31, 2009 are Shannxi (12.2%), Shandong (10.6%), Anhui (6.2%), Xinjiang (6.0%) and Henan (5.4%), which in total accounted for 40.5% of our total fertilizer sales from the sale of our fertilizer products. For more information, visit http://www.cgagri.com .

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

China Green Agriculture, Inc.
Ms. Ying Yang, Chief Financial Officer
Tel:   +1-626-623-2575
Email: yangying@techteam.com.cn

OR

HC International, Inc.
Ted Haberfield, Executive VP
Tel: 760-755-2716
Email: thaberfield@hcinternational.net
http://www.hcinternational.net